Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 15, 2014

J.C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024

Re:	J. C. Penney Corporation, Inc. and J. C. Penney Company, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to J. C. Penney Company, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $400,000,000 aggregate principal amount of 8.125% Senior Notes due 2019 of J. C. Penney Corporation, Inc., a Delaware corporation (the “Corporation” and, together with the Company, the “Opinion Parties”), for which the Company is a co-obligor (the “Securities”), issuable under the Indenture, dated as of September 15, 2014 (the “Base Indenture”), among the Opinion Parties and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 15, 2014 (the “First Supplemental Indenture,” and the Base Indenture, as so supplemented, the “Indenture”), among the Opinion Parties and the Trustee. On September 10, 2014 the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to the sale by the Opinion Parties to the Underwriters of the Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, we have examined and relied on the following:

(i)

the registration statement on Form S-3 (File No. 333-188106) of the Opinion Parties relating to the Securities and other securities of the Opinion Parties filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2013 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”),

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September 15, 2014

including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, being hereinafter referred to as the “Registration Statement”);

(ii)	the prospectus, dated April 24, 2013 (the “April Base Prospectus”), which forms a part of and is included in the Registration Statement;

(iii)	the prospectus supplement, dated August 26, 2013, supplementing the April Base Prospectus, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)	the prospectus supplement, dated September 10, 2014, relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(v)	the global certificate evidencing the Securities (the “Note Certificate”) in the form delivered by the Company to the Trustee for authentication and delivery;

(vi)	executed copies of the Base Indenture and the First Supplemental Indenture;

(vii)	an executed copy of the Underwriting Agreement;

(viii)	an executed copy of a certificate of Janet L. Dhillon, Executive Vice President, General Counsel and Secretary of each of the Opinion Parties, dated the date hereof (the “Secretary’s Certificate”);

(ix)	a copy of the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of September 8, 2014, and certified pursuant to the Secretary’s Certificate;

(x)	a copy of the Restated Certificate of Incorporation of the Corporation, certified by the Secretary of State of the State of Delaware as of September 8, 2014, and certified pursuant to the Secretary’s Certificate;

(xi)	a copy of the By-laws of the Company, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(xii)	a copy of the By-laws of the Corporation, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

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September 15, 2014

(xiii)	copies of certain resolutions of the Board of Directors of the Company, and the Finance and Planning Committee of the Board of Directors, adopted on July 22, 2014 and September 4, 2014, respectively, certified pursuant to the Secretary’s Certificate;

(xiv)	a copy of the resolutions of the Board of Directors of the Corporation, adopted on September 8, 2014, certified pursuant to the Secretary’s Certificate; and

(xv)	a copy of the resolutions of the Chief Financial Officer of the Company, adopted on September 10, 2014, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and the laws of the State of New York that, in our experience, are applicable to transactions of the type covered by the Underwriting Agreement, the Indenture and the Securities and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein which laws are subject to change with possible retroactive effect.

The Indenture and the Note Certificate are referred to herein together as the “Transaction Agreements.”

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Opinion Parties and duly executed

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September 15, 2014

by the Opinion Parties under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Opinion Parties against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities will constitute valid and binding obligations of each of the Opinion Parties entitled to the benefits of the Indenture and enforceable against each of the Opinion Parties in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party to any of the Transaction Agreements;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations; and

(e) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402, and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions, we have assumed that neither the execution and delivery by each of the Opinion Parties of the Transaction Agreements nor the consummation by each of the Opinion Parties of the issuance and sale of the Securities contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which either of the Opinion Parties or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental

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authority to which either of the Opinion Parties or any of its property is subject, (iii) violates or will violate any law, rule or regulation to which either Opinion Party or its property is subject or (iv) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated September 10, 2014 and filed with the Commission. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP